EXHIBIT 21

GENCOR INDUSTRIES, INC. AND SUBSIDIARIES

SUBSIDIARIES OF THE REGISTRANT

All of the operating subsidiaries of Gencor Industries, Inc., a Delaware Corporation, listed below are included in the Consolidated Financial Statements:

	State in Which Incorporated	Country in Which Incorporated
General Combustion Corporation	Florida

General Combustion Limited		England

Bituma-Stor, Inc.	Iowa

Bituma Corporation	Washington

Equipment Services Group, Inc.	Florida

CPM Brazil, Inc.	Florida

CPM do Brasil Ltda.		Brazil

Gumaco Industria E Comercio Ltda.		Brazil

Gumaco Projectos E. Montagens Ltda.		Brazil

CPM Industria E Comercio Ltda.		Brazil

Gencor International Limited		British Virgin Islands

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